Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:
Mel Stephens — Investor Relations
(248) 447-1624

Andrea Puchalsky — Media
(248) 447-1651
Lear Corporation Provides 2006 Financial Guidance
     Southfield, Mich., (April 11, 2006) — Lear Corporation [NYSE: LEA] today will provide 2006 financial guidance in a presentation at the Morgan Stanley Global Automotive Conference in New York, as follows:
     Lear expects record worldwide net sales in 2006 of approximately $17.7 billion, reflecting primarily the addition of new business globally, offset in part by unfavorable platform mix and the adverse impact of foreign exchange.
     Lear anticipates 2006 income before interest, other expense, income taxes, impairments, restructuring costs and other special items (core operating earnings) to be in the range of $400 to $440 million. This compares with $325 million a year ago. Restructuring costs for 2006 are estimated to be in the $120 to $150 million range. A reconciliation of core operating earnings to pretax loss as determined by generally accepted accounting principles is provided in the supplemental data page.
     Interest expense is estimated in the range of $220 to $230 million, compared with $183 million last year. Pretax income before impairments, restructuring costs and other special items is estimated in the $120 to $160 million range, compared with $97 million last year. A reconciliation of pretax income before impairments, restructuring costs and other special items to pretax loss is provided in the supplemental data page. Cash taxes are expected to be between $80 and $100 million, compared with $113 million last year.
     Free cash flow is expected to be positive for the year, in the range of $50 to $100 million, compared with a negative $419 million a year ago. This reflects improved earnings, lower capital spending, reduced tooling and engineering costs and improved net working capital, offset in part by higher cash costs for restructuring. Due to the seasonality of working capital, as well as restructuring costs and the launch of the GM large sport utility vehicles, free cash flow for the first quarter will be negative but is expected to improve during the balance of the year. A reconciliation of free cash
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flow to net cash provided by operating activities is provided in the supplemental data page. (Net cash provided by operating activities for 2005 was $561 million.)
     Capital spending in 2006 is estimated at approximately $400 million, down from last year’s peak level due primarily to lower launch activity. Depreciation and amortization are estimated in the range of $410 to $420 million, compared with $393 million last year.
     Key assumptions underlying Lear’s financial outlook include expectations for industry vehicle production of approximately 15.7 million units in North America and 18.8 million units in Europe, both down slightly from 2005. Lear continues to see its top fifteen platforms in North America being down more than the industry average. In addition, we are assuming an exchange rate of $1.20/Euro, slightly weaker than a year ago. Lastly, the financial outlook includes all existing Lear operations for the full year.
     Lear Corporation is one of the world’s largest suppliers of automotive interior systems and components. Lear provides complete seat systems, electronic products and electrical distribution systems and other interior products. With annual net sales of $17.1 billion, Lear ranks #127 among the Fortune 500. The Company’s world-class products are designed, engineered and manufactured by a diverse team of 115,000 employees at 282 locations in 34 countries. Lear’s headquarters are in Southfield, Michigan, and Lear is traded on the New York Stock Exchange under the symbol [LEA]. Further information about Lear is available on the Internet at http://www.lear.com.
Use of Non-GAAP Financial Information
     In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this press release, the Company has provided information regarding certain non-GAAP financial measures. These measures include “income before interest, other expense, income taxes, impairments, restructuring costs and other special items” (core operating earnings), “pretax income before impairments, restructuring costs and other special items” and “free cash flow.” Free cash flow represents net cash provided by operating activities before the net change in sold accounts receivable, less capital expenditures. The Company believes it is appropriate to exclude the net change in sold accounts receivable in the calculation of free cash flow since the sale of receivables may be viewed as a substitute for borrowing activity.
     Management believes that the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company’s financial position and results of operations. In particular, management believes that core operating earnings and pretax income before impairments, restructuring costs and other special items are useful measures in assessing the

Company’s financial performance by excluding certain items that are not indicative of the Company’s core operating earnings or that may obscure trends useful in evaluating the Company’s continuing operating activities. Management also believes that these measures are useful to both management and investors in their analysis of the Company’s results of operations and provide improved comparability between fiscal periods. Management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt. Further, management uses these non-GAAP financial measures for planning and forecasting in future periods.
     Core operating earnings, pretax income before impairments, restructuring costs and other special items and free cash flow should not be considered in isolation or as substitutes for net income (loss), pretax income (loss), cash provided by operating activities or other income statement or cash flow statement data prepared in accordance with GAAP or as measures of profitability or liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt and therefore, does not reflect funds available for investment or other discretionary uses. Also, these non-GAAP financial measures, as determined and presented by the Company, may not be comparable to related or similarly titled measures reported by other companies.
     For a reconciliation of 2005 core operating earnings to pretax loss as determined by generally accepted accounting principles, a reconciliation of 2005 pretax income before impairments, restructuring costs and other special items to pretax loss and a reconciliation of 2005 free cash flow to net cash provided by operating activities, see the supplemental data page which, together with this press release, have been posted on the Company’s website through the Investor Relations link at www.lear.com. Given the inherent uncertainty regarding special items and the net change in sold accounts receivable in any future period, a reconciliation of forward- looking financial measures is not feasible. The magnitude of these items, however, may be significant.
Forward Looking Statements
     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results and liquidity. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties, including but not limited to, general economic conditions in the markets in which the Company operates, including changes in interest rates, fluctuations in the production of vehicles for which the Company is a supplier, labor disputes involving the Company or its significant customers or suppliers or that otherwise affect the Company, the Company’s ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions, the outcome of customer productivity negotiations, the impact and timing of program launch costs, the costs and timing of facility closures, business realignment or similar actions, increases in the Company’s warranty or product liability costs, risks associated with conducting business in foreign countries, competitive conditions impacting the Company’s key customers and suppliers, raw material costs and availability, the Company’s ability to mitigate the significant impact of recent increases in raw material, energy and commodity costs, the outcome of legal or regulatory proceedings to which the Company is or may become a party, unanticipated changes in cash flow, the finalization of the Company’s restructuring strategy and other risks described from time to time in the Company’s Securities and Exchange Commission filings. In addition, the Company’s previously disclosed agreement in principle to contribute its European Interiors business to a joint venture with WL Ross & Co. LLC and the Company’s previously disclosed financing commitments for $800 million in secured term loans are subject to the negotiation and execution of definitive agreements and other conditions. No assurances can be given that these proposed transactions will be completed on the terms contemplated or at all.
     The forward-looking statements in this press release are made as of the date hereof, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.
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Lear Corporation and Subsidiaries
Supplemental Data
(Unaudited; in millions)

2005
Income before interest, other expense, income taxes, impairments, restructuring costs and other special items *
Loss before provision for income taxes	$(1,187.2)

Goodwill impairment charges	1,012.8
Interest expense	183.2
Other expense, net	96.6
Restructuring actions	106.3
Fixed asset impairment charges	82.3
Litigation charges	30.5

Income before interest, other expense, income taxes, impairments, restructuring costs and other special items (Core Operating Earnings)	$324.5

Pretax income before impairments, restructuring costs and other special items *

Loss before provision for income taxes	$(1,187.2)

Goodwill impairment charges	1,012.8
Restructuring actions	102.8
Fixed asset impairment charges	82.3
Litigation charges	39.2
Sale and capital restructuring of joint ventures	46.7

Pretax income before impairments, restructuring costs and other special items	$96.6

Free cash flow *	$560.8
Net cash provided by operating activities	$560.8
Net change in sold accounts receivable	(411.1)

Net cash provided by operating activities before net change in sold accounts receivable	149.7
Capital expenditures	(568.4)

Free cash flow	$(418.7)

*	See “Use of Non-GAAP Financial Information” included in this news release.